Exhibit 10.1

Memorandum of Understanding

Between

Gulf Pearl Ltd. and goNumerical Ltd. in partnership (the Consulting Firms)

and

Precious Investments Inc. (PNIK)

Background

PNIK wishes to create and sell a cryptocurrency backed by a physical world asset, namely an asset pool of colored diamonds (the Colored Diamond Portfolio). To achieve this goal, PNIK has hired the Consulting Firms to develop and help with the crowdsale of the BitGems cryptocurrency. This Memorandum of Understanding (MOU) sets the terms and understanding between the Consulting Firms and PNIK for developing the BitGems platform and operating the crowdsale of the BitGems cryptocurrency tokens on behalf of PNIK.

Initial Portfolio and Tokens

1. PNIK shall provide an asset portfolio comprised of colored diamonds with a total appraised retail value of $5,000,000 so that for each diamond with retail value Ai in the portfolio:

A1+ A2 + A3 +... + An= $5,000,000 USD.

2. Each asset will be placed in the

Portfolio at a listing price of the appraised value.

3. PNIK shall release 5,000,000 ($5,000,000) BitGem tokens for sale at a price of USD $1 each. In this manner, PNIK will get full retail value of the assets put into the portfolio minus provisions for specific promotions and related fees. Proceeds of the token sales are remitted to PNIK as described in the BitGems operation section.

Subsequent Token Releases

1. If PNIK wishes to add a new asset appraised at Am to the Colored Diamond Portfolio, the following procedure shall hold:

1.	Each BitGems token shall be valued at a price of G, e.g. G = $1.25 (corresponding to the increase in Net Asset Value over time)

2.	The BitGems token listing price shall be calculated using Bm = Am / G

a. B = Subsequent issue portfolio of BitGems

3.	PNIK shall release Bm tokens in the open market

4.	Proceeds of sales shall be remitted as before

Example: B1 + B2 + B3 +...+ Bn = $10,000,000 (expected target raise)

Redemptions

1. PNIK makes the commitment to release an asset initially valuated at Bi in exchange of Bi BitGems tokens to the first person filing a redemption claim through instructions provided on the http://bitgems.io portal.

2. The full redemption procedure shall be documented in the Terms and Conditions that PNIK shall provide.

BitGems Platform

The BitGems platform entails a web portal and the creation of an Ethereum (https://ethereum.org/) based Cryptocurrency.

The website, shall include a catalog of the diamonds in the Colored Diamond Portfolio, a discussion forum, and a section for the BitGems crowdsale. The crowdsale section shall provide instructions on how to purchase BitGems tokens, a form for users to supply the relevant information required for purchasing BitGems tokens and for those who have already purchased, a means to check/verify purchased tokens by Ethereum addresses.

BitGems Operations

Crowdsale

1.	Crowd members will sign up for an account on the http//:bitgems.io portal and fill a form through which they will provide an Ethereum address whereby BitGems tokens shall be delivered.

2.	In response to the form, http://bitgems.io will provide a Bitcoin or Ethereum address that the user can make payments for purchase, this address will be unique per user and owned by the Consulting Firms.

3.	Upon receiving the payment, the Consulting Firms will send the purchased number of BitGem tokens to the Ethereum address the purchaser specified.

4.	The Consulting Firms will then keep 15% of the sale as a commission and forward the remainder to PNIK.

5.	PNIK will be responsible for any banking and forex fees related to the previous step (step 4).

6.	This process can be modified during the development of the project with consent of all parties.

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Marketing & Customer Support

BitGems forum

The Consulting firms shall provide support and communicate with the crowd through the forums available on the http://bitgems.io portal.

External forums

The Consulting Firms shall announce the crowdsale and promote it on forums and online communities popular in the Cryptocurrency space.

Marketing by PNIK

PNIK commits to providing press releases and arranging for interviews/coverage of BitGems on established blogs, news sites and Television shows that cover one of the following subject matters: the gem industry, Internet startups or general business.

Remuneration

The Consulting Firms shall each receive 500,000 restricted shares in PNIK with the vesting terms described in the Stock Vesting Milestones section of this MOU. In addition, the Consulting Firms shall retain 15% of all proceeds of the BitGems crowdsale as operating fees for the first 2,000,000 tokens sold. For tokens beyond the first 2,000,000 the Consulting Firms will retain 10% of the proceeds as operating fees which they will trade with PNIK for free trading shares in PNIK.

Stock Vesting Milestones

Milestone 1: Signing of the MOU

For each of the Consulting Firm, 125,000 shares shall vest and share certificate issued upon all parties signing and agreeing to this Memorandum of Understanding.

Milestone 2: Platform Development

For each of the Consulting Firms, 125,000 shares shall vest in accordance to release and share certificate issued upon development of the bitgems.io website and successfull test run of the smart contract platform.

Milestone 3: Launch of Crowdsale

For each of the Consulting Firms, 125,000 shares shall vest and share certificate issued upon public launch of the crowdsale.

Milestone 4: Sale of Tokens

For each of the Consulting Firms, 125,000 shares shall vest and share certificate issued upon successfully selling 500,000 BitGem tokens.

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Release of Restricted Stock

PNIK agrees that upon the end of the one year holding period of the restricted shares, PNIK commits to proactively initiating all steps required to remove the restrictive legend from the certificates issued to the Consulting Firms; PNIK will undertake any task required for insuring the restrictive legend is removed promptly at the end of the holding period.

Funding

All expenses not related to platform development will be the responsibility of PNIK, this includes, without limitation, all legal fees including the BitGems terms of service and EULA, third party newsletter and forum services, infrastructure fees, paid advertising and all third party marketing services in general. All expenses have to be preapproved by PNIK management prior to any verbal or written commitments.

Intellectual Property

All Smart Contracts and payment scripts developed as part of this project by the Consulting Firms shall be licensed to PNIK by the Consulting Firms under the MIT license as described on this website: http://opensource.org/licenses/MIT

Likewise, the BitGems website shall be developed using a common and opensource content management system (CMS), such as, but not necessarily, Wordpress. Any scripts that extend or customize the functionality of the chosen CMS shall be licensed to PNIK by the Consulting Firms under the same opensource licensing as the CMS. However, all branding, trademarks, coding, BitGEM platform and the content of the website shall be the sole property of PNIK.

Mutual Indemnification

All parties agree to indemnify and hold each other harmless from any claim, loss, damage, cost or liability, which may be successfully asserted against each other in developing the BitGems platform and operating the BitGems crowdsale.

Signed By:

goNumerical Ltd.	Precious Investments Inc.

/s/ N. Hesten
N. Hesten
Oct 1, 2015

Gulf Pearl Ltd.

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